UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 15, 2016

STOCK YARDS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation or organization)	1-13661 (Commission File Number)	61-1137529 (I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective March 15, 2016, the Compensation Committee of the Board of Directors of Stock Yards Bancorp, Inc. (the "Company") approved the forms of grant agreements for two types of equity compensation awards for executive officers under the Company's 2015 Omnibus Equity Compensation Plan (the "Plan"), and awarded 46,107 Performance-Vested Stock Units (PSUs) and 58,257 Stock Appreciation Rights (SARs), to a group consisting of the Chief Executive Officer and seven other executives of the Company's subsidiary, Stock Yards Bank & Trust Company.

The PSUs will each vest if and to the extent that certain financial performance is achieved in a three-year performance period (2016-2018 in the case of the most recent awards) and will entitle each grantee to issuance of one share of common stock for each vested PSU shortly after expiration of that three-year performance period. Vesting is based on two equally weighted criteria. The first is the Company's aggregate earnings per share during that period, compared to threshold, target and maximum EPS goals approved by the Committee. The second criteria measures where the Company falls in a percentile ranking among peers' return on average assets. The peer group to which the Company will be ranked includes all publicly traded banks with assets between $1.5 and $6.0 billion, as ranked by SNL Financial. Each award is subject to the Performance-Vested Stock Unit Grant Agreement between the Company and each of the executive officers, with the form of such agreement being the same in each case.

The granted PSUs generally require the executive to remain employed until the end of the performance period in order to vest and be paid in shares of common stock, with prorated awards still paid to those who leave the Bank mid-cycle due to death, disability or termination on or after age 60 with 10 or more years of service. PSUs also vest at the target level (40% of the maximum) if a change of control occurs before the performance period ends and are paid out shortly after the change of control if one occurs. Executives do not receive the benefit of any dividends or other distributions paid on stock related to PSUs until after the stock is actually issued, if vested, at the end of the performance period. In addition, PSUs are subject to clawback under the Company's clawback policy, and the stock issued at the end of the performance period (net of shares withheld for taxes) must be retained for a minimum holding period of one year, unless the executive's employment ends earlier.

The SARs were granted subject to a Stock Appreciation Right Grant Agreement between the Company and each of the executive officers, with the form of such agreement being the same in each case. The SARs vest and become exercisable in 20% increments each year beginning 12 months after grant, until they are fully vested and exercisable 5 years after the grant date, unless a change of control occurs earlier and the executive's employment ends within 24 months thereafter, in which event vesting/exercisability accelerates.  Each SAR entitles the executive to receive a number of shares of the common stock of the Company equal in value (based on the closing price on the date exercised) to the difference between the closing price of the Company's shares on March 15, 2016, and the closing price of the shares on the date of exercise, provided that no fractional shares will be issued. Executives may have taxes due as a result of exercise taken from other wages, pay those taxes to the Bank in cash, or may have the Bank reduce the number of shares issuable upon exercise by an amount sufficient to cover any tax withholding obligation.

SARs may generally be exercised from the date first vested until 10 years after the grant date, but that exercise period is cut short if the executive terminates service for the Company and its subsidiary sooner (to no more than 3 months to exercise thereafter), unless the termination was due to disability or occurred on or after age 60 when the executive had 10 or more years of service (in which cases SARs may be exercised until the 10-year lapse date), or was due to death (in which case SARs may be exercised for 12 months after termination).

The foregoing description of the PSU and SAR grant agreements is qualified in its entirety by the full text of the respective forms of agreement, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

D.        Exhibits

10.1            Form of Stock Yards Bancorp, Inc. Performance-Vested Stock Unit Grant  Agreement

10.2            Form of Stock Yards Bancorp, Inc. Stock Appreciation Right Grant  Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 17, 2016	STOCK YARDS BANCORP, INC.

	By:	/s/ Nancy B. Davis
Nancy B. Davis, Executive Vice
President, Treasurer and Chief
Financial Officer